Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, dated January 28, 2026, and included in this Post-Effective Amendment No. 22 to the Registration Statement (Form N-1A, File No. 811-22946) of Guggenheim Strategy Funds Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated November 26, 2025, with respect to the financial statements and financial highlights of Guggenheim Strategy Fund II, Guggenheim Strategy Fund III and Guggenheim Variable Insurance Strategy Fund III (three of the funds constituting Guggenheim Strategy Funds Trust) included in its Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
January 28, 2026